EXHIBIT 10.16
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 31st day of December 2008 by and between RBC Life Sciences, Inc. (“Employer”) located at 2301 Crown Court, Irving, Texas 75038 and John W. Price (“Employee”), residing at 2621 King Arthur Blvd., Lewisville, Texas 75056.
WHEREAS, Employer is engaged in, among other businesses, the international distribution of nutritional supplements and personal care products through the network marketing distribution model, and the distribution of wound care and oncology care products; and
WHEREAS, Employer desires to continue Employee’s employment, on the terms and conditions set forth in this Agreement as an amendment and restatement of the existing employment agreement between Employer and Employee dated December 7, 2007; and
WHEREAS, Employee is willing to accept such continued employment;
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, Employer and Employee hereby agree as follows:
Section 1. Effective Date and Purpose. The effective date of this Agreement shall be January 1, 2009 (the “Effective Date”), except that the provisions hereof revising provisions of Employee’s current employment agreement for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective December 31, 2008. This Agreement sets forth the terms and conditions of Employee’s employment with Employer and amends and restates the existing employment agreement between Employee and Employer regarding Employee’s employment.
Section 2. Employment Title and Duties. Employer hereby continues the employment of Employee and Employee hereby accepts such continued employment by Employer on the terms and subject to the conditions hereunder set forth. Employer shall employ Employee in the capacity of Chief Executive Officer and President. In this capacity, Employee shall have the responsibility to perform all duties that are customarily performed by one holding that position in other, same, or similar businesses or enterprises as that engaged in by Employer. Employee accepts this employment, subject to the general supervision and pursuant to the orders and direction of Employer’s Board of Directors (the “Board”). Employee shall also render such other services and duties, consistent with such capacity, as may be assigned from time to time by the Board.
Section 3. Compensation of Employee. Employer shall pay Employee, in full payment for Employee’s services and covenants under this Agreement, the following compensation:
(a)
Salary. During his employment pursuant to this Agreement, Employee’s base salary shall be $325,000 payable bi-weekly in equal payments of $12,500 in accordance with Employer’s customary payroll practices. Employee’s base salary shall be reviewed by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) annually during the term of this Agreement and such base salary may be increased by the Compensation Committee as determined in its sole discretion.

(b)
Incentive Bonus. During his employment, Employee shall have a reasonable opportunity to earn a cash incentive bonus for calendar year 2009 as described in Exhibit A and thereafter, based on bonus criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”). The Board of Directors will adopt an annual cash incentive bonus plan each year during the term of this Agreement. Any annual incentive bonus that becomes payable pursuant to this Agreement shall be paid in a lump sum payment between January 1 and March 15 of the year following the year for which the annual bonus was earned.

(c)
Health and Welfare Benefits. Employee shall be entitled to participate in the benefit plans and programs offered from time to time for executive employees, such as those set forth in the manual for executive employees that covers Employer’s executives, such benefits to include but not be limited to personal time off, holidays, dental and vision insurance coverage and participation in Employer’s 401(k) Plan. All benefit plans are subject to the terms and conditions contained in the applicable plan and program documents as such documents may be amended from time to time.

(d)
Equity Awards. Employee will be granted a stock option to purchase 200,000 shares of Employer’s common stock under the Employer’s stock incentive plan on the Effective Date with an exercise price per share equal to the fair market value of Employer’s common stock on the date of grant as determined by the Compensation Committee. Such stock option will vest and become exercisable at the rate of 25% per year during Employee’s employment with Employer over a four-year period commencing on the date of grant and ending on the fourth anniversary of the date of grant. Employee may receive additional equity awards during the term of this Agreement as deemed appropriate by the Compensation Committee.

(e)	Automobile Allowance. Employer shall pay to Employee an automobile allowance in an amount equal to $1,000 per month, payable in accordance with Employer’s customary payroll practices.
(f)
Purchase of Employer Products. Employee shall be eligible to receive each month during the term of this Agreement up to $1,000 of Employer products offered for sale to third parties, as selected by Employee, the value of which will be based on employee pricing as set forth in Employer’s policies and guidelines regarding purchases of Employer’s products by employees.

(g)
Club Dues. Employer will reimburse Employee each month during the term of this Agreement an amount equal to 50% of his ClubCorp Dallas Fort Worth Society monthly dues. Employer’s reimbursement obligation applies only to Employee’s monthly base dues and business use expenses and does not include any additional monthly expenses incurred by, or charged to, Employee as personal expenditures.

(h)
Vacation and Personal Time Off. Employee shall be entitled to 20 days of vacation and personal time off (“PTO”) per year to be accrued in accordance with Employer’s vacation policy and personal time off policy in effect from time to time.

(i)
Agreement Review. Employer will reimburse Employee for legal fees incurred by Employee during the term of this Agreement in connection with the review of this Agreement, including any supplements and/or amendments thereto, by Employee’s legal counsel in an amount not exceeding $2,000 in any calendar year, supported by proper documentation submitted by Employee to Employer.

Section 4. Best Efforts of Employee. Employee agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Board. Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience.
Section 5. Place of Employment. Employee shall render such duties at 2301 Crown Court, Irving, Texas 75038 and at such other places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall require.

Section 6. Non-Competition with Employer during Employment. Employee shall devote all his time, attention, knowledge, and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits and profits arising from the work of Employee. Employee shall not, during his employment under this Agreement, perform services for or be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, consultant, employee, or in any other capacity in any other business similar to Employer’s business, any allied trade, or any business offering a competing or alternative product or service. However, nothing contained in this section shall prevent or limit Employee from continuing to receive the benefits of relationships previously described to Employer or investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned and traded on any public exchange, nor shall anything contained in this Section 6 prevent or limit Employee from investing in real estate.
Section 7. Confidentiality and Nondisclosure. Employer promises to disclose to Employee and Employee acknowledges that in and as a result of his employment by Employer, he will receive, be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as Employer’s trade secrets and proprietary and confidential business information, including but not limited to, its unique business methods and strategies, processes, product and design development, programs and programming codes, pricing methods, operating techniques and practices, operating and production costs, corporate financial information, customer requirements, customer and supplier information, potential customer lists and marketing techniques, systems, procedures, manuals, confidential reports, the equipment and methods used and preferred by its customers and the fees paid by them, and compilations of information, records, and specifications (all of which are referred to collectively herein as “Confidential Matters”). Employee further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with Employer, the information obtained or received from a third party including, but not limited to, its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures, manuals, and confidential reports will be treated in the same manner and subject to the same protection as other Confidential Matters.
Employee acknowledges that Employer does not voluntarily disclose Confidential Matters, but rather takes precautions to prevent their dissemination except pursuant to suitable confidentiality safeguards. Employee further acknowledges that Confidential Matters (1) are secret and not known in the industry; (2) have been and will be entrusted to Employee because Employee is a fiduciary of Employer; (3) have been and will be developed by Employer and/or Employee for and on behalf of Employer through substantial expenditures of time, effort, and money and are and will be used in Employer’s business; (4) give Employer an opportunity to obtain an advantage over competitors who do not know or use the Confidential Matters; and (5) are of such value and nature as to make it reasonable and necessary for Employee and Employer to protect and preserve the confidentiality and secrecy of the Confidential Matters.
Employee acknowledges and agrees that the Confidential Matters are valuable, special, and unique assets of Employer, the disclosure of which could cause substantial injury and loss of profits and good will to Employer. The Confidential Matters to be prepared or compiled by Employee and/or Employer or furnished to Employee prior to or during Employee’s term as an employee of Employer shall be the sole and exclusive property of Employer. Upon the separation of Employee’s employment with Employer, all documents and things related to Confidential Matters shall be returned to Employer as soon as practicable and none shall be retained by Employee, including any copies.
As a condition of employment and continued employment, Employee shall keep confidential all such confidential and proprietary information that Employee learns or acquires as a result of his employment with Employer, and shall not at any time except as necessary to conduct the business of Employer, directly or indirectly make known, divulge, use, furnish, or reveal to any person, firm, company, corporation, or anyone else any of the Confidential Matters or any knowledge or information with respect thereto, or otherwise use such information for any purpose whatsoever. Employee promises that Employee will take all steps necessary to safeguard all Confidential Matters and to prevent their use, disclosure, or dissemination to any other person or entity except as necessary to conduct the business of Employer.
Employee further agrees that in the event Employee is subpoenaed, served with any legal process or notice, or otherwise requested to produce or divulge, directly or indirectly, any Confidential Matters by any entity, agency, or person in any formal or informal proceeding, including, but not limited to, any interview, deposition, administrative or judicial hearing, and/or trial, upon Employee’s receipt of such subpoena, process, notice, or request, Employee shall immediately notify and deliver a copy of the subpoena, process, notice, or request to the Board. Employee further irrevocably nominates, constitutes, and appoints Employer (specifically including any attorney retained by Employer) as Employee’s true and lawful attorney-in-fact, to act in Employee’s name, place, and stead to do and perform any act which Employee might perform, including to institute, prosecute, defend, quash, compromise, settle, arbitrate, release, and dispose of any and all legal, equitable, or administrative hearings, actions, suits, attachments, subpoenas, claims, levies, or other proceedings, or otherwise engage in or defend any and all litigation in connection with or relating to any request to disclose, directly or indirectly, any Confidential Matters; provided, however, that Employer shall be under no obligation to act as Employee’s attorney-in-fact and may decline to do so upon written notice to Employee.

Section 8. Term. This Agreement, amending and restating the existing employment agreement between the parties hereto, shall be effective for an initial term of four (4) years beginning on January 1, 2009 and ending on December 31, 2012. This Agreement shall be automatically renewed for an additional two-year period upon expiration of its initial term and each subsequent term thereafter, unless either Employer or Employee gives written notice to the other party at least ninety (90) days prior to the last day of the then current term of the Agreement.
Section 9. Termination of Employment.
(a)
Non-renewal of Agreement by Employer. If Employer elects not to renew employment under this Agreement pursuant to the terms of Section 8, Employee, unless otherwise requested by Employer, shall continue to render services, and shall be paid compensation as provided in this Agreement, through the last day of the current term of the Agreement. In addition, if (i) at the time Employer elects not to renew Employee’s employment under this Agreement, Employee is willing and able to execute a new agreement containing terms and conditions substantially similar to those in this Agreement and to continue to provide services to Employer substantially similar to the services provided at the time Employer elects not to renew and (ii) Employee executes a general release in the form and at the time requested by Employer (the “Release”), Employee shall be paid an amount equal to twelve months of his base salary as in effect at the time of his termination of employment payable in substantially equal payments for a period of twelve (12) months as severance pay following the date of termination payable in accordance with Employer’s customary payroll practices and commencing, unless otherwise required by Section 10(b), on the first payroll date of Employer following the expiration of the applicable statutory periods for considering and revoking the Release, determined without regard to when Employee executes the Release (the “Release Date”) and previously accrued, unused PTO paid in a single lump sum payment on the first payroll date of Employer following the Release Date. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 20. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments, will be paid to or accrued by Employee during the severance payment period. Notwithstanding the foregoing provisions, if Employer and Employee agree to continue Employee’s employment on a consulting basis following the Employer’s non-renewal of this Agreement, Employee will not be entitled to the severance pay referred to in this Section 9(a). Payments under this Section 9(a) shall cease if during the term of the payments Employee violates the provisions of Section 7 or Section 13.

(b)
Non-renewal of Agreement by Employee. If Employee elects to resign prior to the expiration of the then current term of this Agreement pursuant to the terms of Section 8, Employee shall continue to render services, unless otherwise requested by Employer, through the last day of the current term of the Agreement. If Employee complies with this requirement, he shall be paid his monthly base salary as provided in this Agreement through the last day of his employment, plus any accrued, unused PTO or additional compensation that may have otherwise accrued during the current term of this Agreement paid in a single lump sum payment as part of Employee’s final payroll check, and any annual incentive bonus earned by Employee for his final year of employment will be paid as provided in Section 3(b).

(c)
Termination by Employer for Cause. Employer may immediately terminate the employment of Employee under this Agreement for “Cause” (as defined below) at any time by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law or in equity under this Agreement. In this case, Employee will be paid his base salary up to the date of his termination of employment and shall not be entitled to any other compensation or benefits under this Agreement.

For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Employee with respect to a felony or any lesser crime of which fraud or dishonesty is a material element, (ii) Employee’s willful and continued failure to perform his duties with Employer, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for performance and Employee neglects to cure such a failure to the reasonable satisfaction of the Board within 60 days after receipt of the demand, (iii) Employee’s failure to comply with applicable laws with respect to the execution of Employer’s business operations or his material breach of Sections 6 or 7 of this Agreement, (iv) Employee’s theft, fraud, embezzlement, dishonesty, or similar conduct which has resulted or is reasonably likely to result in material damage to Employer or any of its affiliates or subsidiaries, or (v) Employee’s habitual intoxication or continued abuse of illegal drugs which interferes with Employee’s ability to perform his assigned duties and responsibilities.
(d)
Termination by Employee for Good Reason. Employee may terminate his employment under this Agreement for “Good Reason” (as defined below) at any time by giving written notice of termination to Employer without prejudice to any other remedy to which Employee may be entitled either at law or in equity under this Agreement. In this case, if Employee executes a Release, Employee shall be paid an amount equal to the greater of (i) his monthly base salary through the last day of the initial term or renewal term then in effect, plus an amount equal to his accrued, unused PTO or (ii) his monthly base salary for a period of twelve (12) months, increased by two weeks for each “Year of Service” (as defined in Section 9(h)) performed by Employee prior to his termination date, as severance pay following the date of termination payable, in each case, for a period of twelve (12) months in accordance with Employer’s customary payroll practices and commencing, unless otherwise required by Section 10(b), on the first payroll date of Employer following the Release Date, plus an amount equal to his accrued, unused PTO paid in a single lump sum payment on the first payroll date of Employer following the Release Date. In addition, if at the end of the year in which employee terminates employment, the employee would have received a bonus as described in Exhibit A or the then current bonus program adopted by the Compensation Committee, Employee will be paid a pro rata share of the bonus for the full months of actual employment in that year payable as provided in Section 3(b). Any unvested stock options awarded during the term of employment shall immediately vest as of the date of termination. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 20. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments and pro rata bonus payment, if any, will be paid to or accrued by Employee for this six-month severance payment period. Payments under this Section 9(d) shall cease if during the term of the payments Employee violates the provisions of Section 7 or Section13.

For purposes of this Agreement, the term “Good Reason” shall mean: (i) a material breach by Employer of this Agreement which breach is not cured within 30 days after the Board’s receipt of written notice of such non-compliance from Employee; or (ii) a material diminution of Employee’s authority, duties, or responsibilities as in effect immediately after the Effective Date of this Agreement; provided, however that Employee must provide notice to Employer of the condition described in clauses (i) or (ii) above, as applicable, within ninety (90) days of the initial existence of the condition, upon the notice of which Employer shall have a thirty (30) day period during which it may remedy the condition.

(e)
Termination Following a Change of Control. If during the one-year period following the effective date of a “Change of Control” (as defined below), Employer terminates Employee’s employment under this Agreement for any reason other than Cause or Employee terminates his employment under this Agreement for Good Reason and, in either case, Employee executes a Release, Employee shall be paid an amount equal to the greater of (i) his monthly base salary through the last day of the initial term or renewal term then in effect, plus an amount equal to his accrued, unused PTO or (ii) his monthly base salary for a period of twelve (12) months, increased by two weeks for each “Year of Service” (as defined in Section 9(h)) performed by Employee prior to his termination date, as severance pay following the date of termination payable, in each case, in accordance with Employer’s customary payroll practices and commencing, unless otherwise required by Section 10(b), on the first payroll date of Employer following the Release Date, plus an amount equal to his accrued, unused PTO paid in a single lump sum payment on the first payroll date of Employer following the Release Date. Any unvested stock options awarded during the term of employment shall immediately vest as of the date of termination. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 20. In addition, if at the end of the year in which employment is terminated, Employee would have received a bonus as described in Exhibit A or the then current bonus program adopted by the Compensation Committee, Employee will be paid a pro rata share of such bonus for the full months of actual employment in that year payable as provided in Section 3(b). No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments and pro rata bonus payment, if any, will be paid to Employee or accrued during the severance period. Payments under this Section 9(e) shall cease if during the term of the payments Employee violates the provisions of Section 7 or Section 13.

Employer and Employee intend that no portion of the compensation required by this Section 9(e), either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from Employer, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, be deemed to constitute an “excess parachute payment” as defined in Section 280G of the Code and as a result, notwithstanding any other provision of this Section 9(e) to the contrary, the compensation payable under this Section 9(e) shall be reduced to the amount necessary to an amount (or to no amount) to prevent such compensation from being considered an excess parachute payment.
For purposes of this Agreement, the term “Change of Control” shall mean:
(i)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Clinton H. Howard, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing fifty percent (50%) or more of the combined voting power of Employer’s then outstanding securities;

(ii)
as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of Employer immediately before the Transaction (except for any person whose initial election as a director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board) shall cease to constitute a majority of the Board of Directors (the “Board”) of Employer or any successor to Employer;

(iii)
Employer is reorganized, merged or consolidated with another corporation and as a result of the reorganization, merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer; or

(iv)	Employer sells or disposes of eighty percent (80%) or more of its assets to any person, other corporation, or other legal entity not controlled by Employer;
provided, however, that an event described in clauses (i), (ii), (iii) and (iv) shall be treated as a Change of Control for purposes of this Agreement only if the event would be treated as a change in the ownership or effective control of Employer, or in the ownership of a substantial portion of the assets of Employer under Section 409(A)(a)(2)(v) of the Code and provided further, however that if an event described in clauses (i), (ii), (iii) or (iv) occurs and in connection with any such event Employer ceases to be publicly traded, the event shall not be treated as a Change of Control for purposes of this Agreement.
(f)
Death of Employee. This Agreement shall be deemed terminated as of the date of Employee’s death. In this case, Employer shall pay to employee’s estate Employee’s monthly base salary as provided in this Agreement up to the date of termination, plus Employee’s accrued, unused PTO payable, in each case, in accordance with Employer’s customary payroll practices.

(g)
Disability of Employee. Should Employee be unable to perform his duties under this Agreement by reason of inability to perform the essential functions of the position for a period of six (6) months, as determined by the Board in its sole discretion, Employer shall have the right to terminate this Agreement upon written notice to Employee. During the six-month period that Employee fails to perform his duties as a result of his inability to perform the essential functions of the position, Employer will continue to pay Employee Employee’s monthly base salary based on its customary payroll practices, reduced by any disability payments received by Employee from a disability program made available by Employer, and Employee shall be treated as on a bona fide leave of absence. On the date of Employee’s termination of employment, Employee shall be paid his accrued, unused PTO. The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 20.

(h)
Early Termination by Employer. Should Employer terminate the employment of Employee prior to the end of the initial term or any renewal term in effect, other than by reason of Cause, death or disability, or during the twelve-month period following a Change of Control, and Employee executes a Release, Employee shall be paid an amount equal to the greater of (i) his monthly base salary through the last day of the initial term or renewal term then in effect, plus an amount equal to his accrued, unused PTO or (ii) his monthly base salary for a period of twelve (12) months, increased by two weeks for each “Year of Service” (as defined in Section 9(h) below) performed by Employee prior to his termination date, as severance pay following the date of termination payable, in each case, in substantially equal payments for a period of twelve (12) months in accordance with Employer’s customary payroll practices and commencing, unless otherwise required by Section 10(b), on the first payroll date of Employer following the Release Date, plus an amount equal to his accrued, unused PTO paid in a single sum payment on the first payroll date of Employer following the Release Date. In addition, if at the end of the year in which employment is terminated, Employee would have received a bonus as described in Exhibit A or the then current bonus program adopted by the Compensation Committee, Employee will be paid a pro rata share of such bonus for the full months of actual employment in that year payable as provided in Section 3(b). The amounts paid shall be reduced by all amounts withheld and deducted pursuant to Section 20. No benefits, bonuses, PTO, or other forms of compensation, except for the severance payments and pro rata bonus payment, if any, will be paid to Employee or accrued for any time beyond the last day of the initial term or renewal term of this Agreement. Payments under this Section 9(g) shall cease if during the term of the payments Employee violates the provisions of Sections 7 or 13.

For purposes of this Agreement, the term “Year of Service” shall mean each full year Employee is employed by Employer prior to his last day of actual employment under this Agreement. In determining an Employee’s Years of Service, all fractions of a year worked shall be aggregated to determine whether an additional Year of Service will be credited.
(i)
Early Termination by Employee. Should Employee terminate his employment prior to the end of the initial term or any renewal term in effect, other than for Good Reason, death or disability, Employee shall be paid his monthly base salary and unused, accrued PTO up to the last day of employment, and shall not be entitled to any other compensation or benefits under this Agreement, including any incentive bonus.

Section 10. Additional Termination Provisions.
(a)
Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Employee under this Agreement in connection with a termination of the Employee’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes the Employee’s “separation from service” with the Employer as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)
Section 409A Compliance. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, the severance payments payable to the Employee pursuant to Section 9 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if the Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of the Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10(b) shall be paid in a lump sum to the Employee. The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Employer in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

Section 11. Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Employer be required to provide a tax gross-up payment to the Employee or otherwise reimburse the Employee with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.
Section 12. In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s tax year following the taxable year in which the expense was incurred. This paragraph shall apply only to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.
Section 13. Post Employment Non-Compete. As a material inducement for receiving, the trade secrets and confidential and proprietary information described in paragraph 1, Employee agrees that during the term of his employment and for a period of twelve (12) months after the separation date of Employee’s employment with Employer, for whatever reason:
(a)
Employee shall not, directly or indirectly, without written approval of the President, solicit or induce, or attempt to solicit or induce, any current customer (defined as all customers of Employer within the 12 months preceding Employee’s separation of employment) or employee of Employer to alter, leave or cease their relationship with Employer, for any reason whatsoever,

(b)
Employee shall not, directly or indirectly, without written approval of the President, accept employment from or provide competitive services or assistance to any current customer of Employer with whom Employee has had any contact during his employment with Employer; and

(c)
Employee shall not solicit or attempt to solicit Employer’s current customers with whom Employee has had any contact during his employment with Employer to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by Employer as of the date of Employee’s separation from Employer.

Notwithstanding the foregoing provisions, Employer shall not unreasonably restrict Employee’s ability to serve on boards of directors of other companies.

Section 14. Indemnity. Employer shall indemnify Employee and hold Employee harmless for any acts or decisions made by Employee in good faith and that were reasonably believed to be in the best interest of Employer while performing services for Employer. Employer will use its reasonable best efforts, to maintain Director and Officer insurance coverage in an amount no less than $1,000,000 for Employee under an insurance policy covering the officers and directors of Employer against lawsuits. Employer shall pay all reasonable expenses, including attorney’s fees, actually and necessarily incurred by Employee in connection with any appeal thereon, including the cost of court settlements. Notwithstanding the preceding sentence, (i) the obligations of Employer shall be subject to the condition that the Board shall not have determined based on advice from its legal counsel that Employee would not be permitted to be indemnified under applicable law, and (ii) the obligation of Employer to make an expense or fee advance pursuant to this Section 14 shall be subject to the condition that, if, when and to the extent that the Board determines that Employee would not be permitted to be so indemnified under applicable law, Employer shall be entitled to be reimbursed by Employee (who hereby agrees to reimburse Employer) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Employee shall be deemed to satisfy any requirement that Employee provide Employer with an undertaking to repay any advancement of fees or expenses if it is ultimately determined that Employee is not entitled to indemnification under applicable law); provided, however, that if Employee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Employee should be indemnified under applicable law, any determination made by the Board that Employee would not be permitted to be indemnified under applicable law shall not be binding and Employee shall not be required to reimburse Employer for any expense advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). This undertaking by Employee to repay such expense advance shall be unsecured and interest-free.
Section 15. Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.
Section 16. Entire Agreement. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.
Section 17. Successors and Assigns; Survival of Rights and Obligations.
(a)
Binding Agreement; Employee’s Personal Agreement. This Agreement shall be binding upon and inure to the benefit of Employee’s and his heirs and legal representatives and Employer and its successors and assigns. Employee’s rights and obligations under this Agreement are personal and may not be assigned or transferred in whole or in part by Employee (except that his rights may be transferred upon his death by will, trust, or the laws of intestacy).

(b)
Employer’s Successor. Employer will require any successor to all or substantially all of the business and assets of Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, “Employer” shall include any successor to Employer’s business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).

(c)
Survival. The respective rights and obligations of Employer and Employee under this Agreement (including Sections 7, 9, 10, 11, 12, 13, 14 and 17 shall survive the expiration or termination of the Agreement to the extent necessary to give full effect to those rights and obligations.

Section 18. Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing.

Section 19. Dispute Resolution.
(a)
Arbitration. The exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement (including its expiration or termination) or the expiration or termination of Employee’s employment hereunder (“Disputes”) shall be arbitration held in Dallas, Texas. Nevertheless, although disputes or questions arising out of or relating to Sections 6, 7 and 13 shall be subject to arbitration, Employer shall not be precluded from also seeking and obtaining injunctive relief from any court of proper jurisdiction to enforce or protect its rights under Sections 6, 7 and 13. Any arbitration may be requested or initiated by a party to the Dispute by written notice to the other party or parties to the Dispute specifying the subject of the requested arbitration and proposing the name of an arbitrator (“Arbitration Notice”).

(b)
Arbitrators. Arbitration shall be before a single arbitrator agreed upon by Employer and Employee (collectively, the “Parties”). If the Parties are unable to agree upon the selection of an arbitrator, then the Parties shall request that the American Arbitration Association in Dallas, Texas appoint an arbitrator.

(c)
Award and Costs. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (exclusive of the expense of a party to the Dispute in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party to the dispute, all of which shall be borne by that party to the Dispute) shall be borne by Employer if Employee receives substantially the relief sought by him in the arbitration, whether by settlement, award, or judgment; otherwise, the costs shall be borne one-half by Employer and one-half by Employee. The arbitration determination or award shall be final and conclusive on the parties to the Dispute, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

Section 20. Tax Withholding. Employer shall be entitled to deduct and withhold from payments made under this Agreement all amounts required to satisfy its withholding obligations with respect to income, employment and any other applicable taxes.
Section 21. Attorney’s Fees. If any arbitration proceeding or any action for injunctive or declaratory relief is brought to enforce or interpret the provisions of this Agreement, attorney’s fees shall be borne by Employer if Employee is the prevailing party (or receives substantially the relief sought by Employee), otherwise each party will be responsible for its own attorney’s fees.
Section 22. Additional Obligations. During and after the term of this Agreement, Employee shall, upon reasonable notice from Employer, furnish Employer with such information as may be in Employee’s possession, and cooperate with Employer as may reasonably be requested by Employer, in connection with any legal or governmental proceedings in which Employer or any of its affiliates is or may become a party. The Company shall reimburse Employee for his reasonable expenses in fulfilling his obligations under this Section 22 promptly, but in no event later than the last day of the calendar year following the calendar year in which Employee incurs the expense.
Section 23. Amendment. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both parties.
Section 24. Governing Law; Interpretation. This Agreement, and all transactions contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas. This Agreement shall be construed and interpreted by the Board and such determination shall be final, binding and conclusive on all parties.

Section 25. Headings. The titles to the Sections and the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement on this 31st day of December, 2008.

EMPLOYEE:	EMPLOYER:

RBC Life Sciences

/s/ John W. Price (Signature)	By:	/s/ Clinton H. Howard (Signature)

John W. Price		Clinton H. Howard
Chief Executive Officer

EXHIBIT A
CASH INCENTIVE BONUS
In 2009, Employee shall participate in the annual bonus plan (the “Plan”) adopted by the Compensation Committee on or before December 31, 2008. A summary of the Plan is set forth below. In addition to bonuses earned under the Plan, Employee shall be eligible for additional bonuses at the discretion of Employer’s Board. Employee must be employed on December 31, 2009 in order to receive the bonus, unless otherwise provided under Section 9. The bonus for 2009 will be paid between January 1, 2010 and March 15, 2010.
Plan Summary

Following is a summary description of the Plan adopted by the Compensation Committee for 2009. This description is qualified in its entirety by the Plan document adopted by the Compensation Committee, a copy of which will be made available to Employee.
•	Employee shall have a Target bonus calculated as a percentage of the Annual Base Salary
•	The Target bonus will be earned through achievement of performance goals
•	Performance goals shall be established for “Sales” and “Adjusted Earnings Before Taxes”, as hereinafter defined.
•	Performance goals shall be established for consolidated results and business unit results (e.g. the Medical Products segment), as applicable.
•	Each performance goal at the consolidated level, and business unit level as applicable, shall be assigned a weighting factor. The total weighting assigned will equal 100%.
•
Performance goals shall include the following performance levels: a Threshold amount, a Target amount and a Maximum amount. Associated with each of these levels is a percentage of the Target bonus earned. Performance at the Target level will earn 100% of the Target bonus. Performance between the Threshold level and the Target level will earn less than 100% of the Target bonus. Performance between the Target level and the Maximum level will earn greater than 100% of the Target bonus. No bonus will be earned for performance below the Threshold level.

•
Performance goals shall be established based on Employer’s operations as they are conducted as of December 31, 2008 and contemplated in the 2009 Operating Plan approved by Employer’s Board of Directors. Evaluation of actual results against performance goals shall exclude the effect of any acquisitions or other significant and unforeseen operating events, as determined in the sole discretion of the Compensation Committee.

For purposes of this Exhibit A:
•	“Sales” means Net Sales as reported in Employer’s audited financial statements.
•
“Adjusted Earnings Before Taxes” at the consolidated level means earnings (loss) from continuing operations before income taxes, as reported in Employer’s audited financial statements, prior to any charge for annual bonuses earned under the Plan. “Adjusted Earnings Before Taxes” at the business unit level means earnings (loss) from continuing operations before income taxes, as reported in Employer’s audited financial statements, prior to any charge for annual bonuses earned under the Plan and non-controllable expenses allocated to the business unit. Controllable expenses included in the determination of Adjusted Earnings Before Taxes for a business unit are set forth in the Plan.